Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

PetIQ, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$1,138,543,009.50	.00014760	$168,049
Fees Previously Paid	$0		$0
Total Transaction Valuation	$1,138,543,009.50
Total Fees Due for Filing			$168,049
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$168,049

(1) As of August 30, 2024, the maximum number of shares of Registrant’s Class A common stock to which this transaction applies was estimated solely for the purposes of calculating the filing fee to be 37,240,011 shares, consisting of (1) 29,668,517 issued and outstanding shares of Class A common stock entitled to receive the per share price of $31.00; (2) 231,540 issued and outstanding shares of the Registrant’s Class B common stock to be automatically exchanged (together with their corresponding units of PetIQ Holdings, LLC) in connection with the consummation of the transaction on a one-to-one basis for shares of Class A common stock entitled to receive the per share price of $31.00; (3) 711,290 shares of Class A common stock underlying outstanding stock options with an exercise price below the per share price of $31.00, which may be entitled to receive the per share price of $31.00 minus the applicable exercise price of the applicable option (the weighted average exercise price of all such stock options being $22.35); (4) 1,780,436 shares of Class A common stock subject to or otherwise deliverable in connection with outstanding restricted stock units, which may be entitled to receive the per share price of $31.00; and (5) 4,848,228 shares of Class A common stock issuable upon the conversion of the outstanding convertible notes pursuant to the terms of the Indenture, dated as of May 19, 2020, by and between the Registrant and Wells Fargo Bank, National Association, which may be entitled to receive the per share price of $31.00. The proposed maximum aggregate value of the transaction was calculated pursuant to Exchange Act Rule 0-11 based on the per share price of $31.00 for items (1), (2), (4) and (5) above. For item (3), the total number of shares of Class A common stock underlying outstanding stock options with an exercise price below $31.00 was multiplied by $8.65, which is the difference between the per share price of $31.00 and the weighted average exercise price of $22.35 of all such stock options.